Press Release

OnSource Executes Definitive Merger Agreement with Osmotics Pharma, Inc.

Provides for Entry into Specialty Pharmaceuticals

BOULDER, Colo.--April 12, 2005-- OnSource Corporation ("OnSource") (OTCBB:OSCE) today announced that it executed a definitive agreement to merge (the "Merger Agreement") with Osmotics Pharma, Inc. ("OPI"). OPI is an emerging specialty pharmaceutical company focused on developing prescription products for the treatment of various dermatological disorders, antibiotic resistant strains of bacteria and certain cancers. OPI has the exclusive worldwide rights covering technologies developed by the University of California and Brigham Young University ("BYU"). Applications of these technologies are currently being tested by some of the leading research institutions in the world. All of OPI's products are in the development stage and subject to approval by the United States Food and Drug Administration ("FDA"). OPI has filed its first application with the FDA on form 510(k) seeking marketing clearance for Epiceram, a topical barrier repair cream for treatment of atopic dermatitis, radiation dermatitis and several other indications.

The Merger Agreement is subject to customary conditions, including OPI shareholder approval. OPI's largest shareholder, Osmotics Corporation which owns 98% of the outstanding shares of OPI, has indicated that it will vote in favor of the proposed merger agreement. Pursuant to the terms of the agreement, a subsidiary of OnSource will be merged with OPI in a stock-for-stock transaction in which OnSource will issue approximately 11.4 million shares of its common stock to the holders of OPI's common shares. Additionally, OnSource will issue 1.0 million shares of 6%, Series A Preferred Stock (convertible into 1.0 million shares of OnSource common stock), approximately 1.1 million common stock purchase warrants and approximately 2.7 million options to purchase common stock to the shareholders and employees of OPI. As a result, upon completion of the proposed transaction, OPI's shareholders will own approximately 94% of OnSource on a fully diluted basis. The Merger will be completed without registration under the Securities Act; and all securities issued in the Merger will be "restricted securities" within the meaning of Rule 144.

Following completion of the merger, which is expected to close in the second quarter of 2005, the OnSource board will be increased from three to six members, which will include three members designated by OPI, and the officers of OPI will become the officers of OnSource. The current OnSource officers will continue in their roles as officers of OnSource's gaming subsidiaries, Global Alaska, Inc., and Alaska Bingo Supply, Inc.

Frank Jennings, Chief Executive Officer of OnSource said, "We believe this merger is in the best interests of our shareholders and represents a tremendous opportunity for them."

Steven Porter, Chief Executive Officer of OPI stated, "I look forward to this new stage in our company's lifecycle as it provides us with access to the public capital markets to help fuel our growth. It is our goal to commercialize a variety of therapeutic products that we believe will provide safe and effective approaches to urgent unmet medical needs in the fields of dermatology, infectious diseases and oncology."

About OPI's Two Platform Technologies.

OPI holds exclusive intellectual property rights to two platform technologies for prescription products: (1) "Barrier Repair" technology, developed by Dr. Peter M. Elias, who currently serves as OPI's Chief Scientific Officer and in-licensed from the Regents of the University of California; and (2) Cationic Steroid technology ("CSA"), developed by Professor Paul B. Savage of BYU and in-licensed from BYU.

Our Barrier Repair Technology (US Patent 5,643,899) is based on the discovery that the lack of a competent skin barrier function plays an important role in various skin diseases including atopic dermatitis (eczema), allergic contact dermatitis and ichthyosis and that the restoration of the skin's barrier by topically applying epidermal lipids is able to significantly improve the dry skin and itching that characterizes these conditions. Atopic dermatitis, a red, scaly and itchy skin disease, is the leading skin disease of childhood. New therapies for atopic dermatitis are of special importance given the recent concerns raised over the potential adverse side effects associated with Protopic® and Elidel®, two popular eczema creams that the FDA recently instructed to add black box" warnings to their labels regarding potential risk of the development of cancer from use of those immunosuppressive therapies. OPI's Epiceram™ is steroid-free and does not contain any immunosuppressant drugs.

Our CSAs act as potent antibiotics against gram-negative and gram-positive bacteria, and can be used alone or with conventional antibiotics. Extensive in vitro testing has shown that CSAs are highly effective at very low concentrations against multi-drug resistant strains of Pseudomonas aeruginosa, Salmonella and other potentially lethal bacteria such as methicillin resistant staph aureus (MRSA).and vancomycin resistant staph aurues (VRSA). The technology is covered by two U.S. patents (6,350,738 and 6,486,148) and has been the subject of more than 10 peer-reviewed journal articles.

Most antibiotics target specific bacterial enzymes to inhibit bacterial growth. Enzymes are proteins that control the chemical reactions necessary to sustain life. Over time, bacteria can mutate their enzymatic pathways and become resistant to enzyme-targeting antibiotics. The CSAs are modeled after the body's defense system, which includes antimicrobial peptides, antibiotics that destroy bacteria by targeting and destroying their membranes instead of enzymatic pathways.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: the ability of OnSource to sell approximately $2.0 million in Debentures, the ability of OnSource to raise additional capital in order to finance its planned pharmaceutical activities, OPI receiving the necessary approvals for its products from the FDA, successful clinical trials of OPI's planned products, the ability of OPI to commercialize its planned products, market acceptance of OPI's planned products, and OPI's ability to successfully compete in the marketplace. Although management believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved. For further information, please see the company's filings with the SEC, including its Forms 10-KSB, 10-QSB and 8-K. The company assumes no obligation to update it forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.

CONTACT:
OnSource Corporation
Frank Jennings
CEO
303-527-2903

Or

Osmotics Pharma, Inc.
Steven S. Porter
CEO
(303) 534-1800